Exhibit 99.1

For further information:

George Relan

Vice President of Corporate Development

(518) 533-2220

grelan@mechtech.com

MTI REPORTS THIRD QUARTER 2006 RESULTS

Albany, N.Y., November 9, 2006 -- Mechanical Technology Incorporated (NASDAQ: MKTY) today reports financial results for its third quarter ended September 30, 2006.

Mechanical Technology Incorporated (MTI or the Company) will host a conference call and web cast today at 10:30 a.m. (ET). The dial-in phone number for the conference call is (866) 831-6291 or international (617) 213-8860.  There will be a simultaneous web cast which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (888) 286-8010 or international (617) 801-6888 and, when prompted, entering pin code number 98932868.

Third Quarter Financial Results

For the three months ended September 30, 2006, the Company reported net loss of $3.678 million, or $(0.12) per diluted share, on revenues of $1.866 million while total cash used during the quarter totaled $2.981 million.  Revenues included $1.693 million in product revenue generated by the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments) and $0.173 million in funded research and development revenues generated by the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro).  This compares with net loss of $1.909 million, or $(0.06) per diluted share, on revenues of $2.220 million - $1.428 million generated by MTI Instruments and $0.792 million generated by MTI Micro - for the same period of 2005.  The $0.265 million increase in MTI Instruments revenue is the result of gauging instrumentation product sales, which have increased 68% compared to the same quarter last year ($1.080 million in 2006 versus $0.642 million in 2005), led by OEM capacitance sales to a new Japanese customer, coupled with increases to direct capacitance customers. Increases were also recorded in semiconductor product sales of $0.096 million. Aviation revenue decreased by $0.268 million, which was the result of a $0.508 million decline in Air Force aviation revenue, which was partially offset by an increase in commercial aviation revenue of $0.240 million. There was also a $0.619 million decrease in funded research and development revenue at MTI Micro primarily due to the suspension of existing Department of Energy (DOE) funding for 2006 and the completion of other programs which were active in 2005, partially offset by revenue recognized from a strategic alliance agreement totaling $0.169 million.

Operating loss for the third quarter of 2006 increased by $1.577 million, to $4.200 million compared to $2.623 million for the same period in 2005. This increase includes positive and negative revenue and expense changes. These changes include increased costs for research and product development totaling $1.464 million, reflecting the ramp up of micro fuel cell commercialization efforts, including the development of prototypes and product intent prototypes; decreased funded research and development revenues of $0.619 million; partially offset by an increase of $0.178 million in gross margins related to the MTI Instruments sales increase and product mix change; and cost savings in selling, general and administrative expenses (SG&A) totaling $0.328 million- primarily reflecting savings attributable to reduced employee costs.

Results for the third quarter of 2006 included no gain on the sale of securities available for sale compared to a $0.490 million gain for the same period in 2005.

For the quarter ended September 30, 2006, cash used in operations was $2.878 million while cash used for capital expenditures was $0.354 million.

Nine-Month Financial Results

For the nine months ended September 30, 2006, MTI reported a net loss of $10.331 million or $(0.33) per diluted share, on revenues of $5.217 million.  Revenues included $4.906 million in product revenue generated by MTI Instruments and $0.311 million in funded R&D revenue generated by MTI Micro. This compares with a net loss of $10.756 million, or $(0.35) per diluted share, on revenues of $5.612 million during the same period of 2005, with $4.116 million in product revenue generated by MTI Instruments and $1.496 million in funded R&D revenue generated by MTI Micro. The $0.790 million increase in MTI Instruments revenue is the result of gauging instrumentation product sales, which have increased 42% since last year ($2.659 million in 2006 versus $1.873 million in 2005), led by capacitance sales primarily due to a new university customer; shipments to a distributor in Singapore, and in OEM capacitance sales, achieved through sales to a new Japanese customer. Increases were also recorded in semiconductor product sales of $0.188 million, while aviation sales declined by $0.182 million on lower Air Force activity. The decrease in funded R&D revenue of $1.185 million is primarily the result of suspension of existing DOE funding for 2006 and the completion of other programs which were active in 2005, partially offset by revenue recognized from a strategic alliance agreement totaling $0.259 million.

Operating loss for the nine months ended September 30, 2006 increased by $2.297 million, to $13.762 million compared to $11.465 million for the same period in 2005. This increase includes positive and negative revenue and expense changes and the effects of the mandated adoption at the beginning of 2006 of the new accounting standard for share-based payments, which requires that the value of share-based compensation be estimated and recorded as an expense over the related service period. In the past, the Company only disclosed this information in its footnotes. These changes include: increased costs for non-cash stock-based compensation of $1.738 million; increased costs for research and product development expenses totaling $1.104 million reflecting the ramp up of micro fuel cell commercialization efforts, including the development of prototypes and product intent prototypes; decreased funded research and development revenues of $1.185 million due to the decrease in active contracts in 2006; partially offset by an increase of $0.557 million in gross margins related to increased MTI Instruments sales and product mix change and cost savings in SG&A expenses totaling $1.173 million - primarily reflecting savings attributable to reduced employee costs and decreased license payments.

Results for the first nine months of 2006 included a $3.810 million gain on the sale of securities available for sale compared to a $10.125 million gain for the comparable 2005 period.  MTI recorded no loss on derivatives during the first nine months of 2006 compared to a loss of $10.407 million on derivative accounting for the comparable period in 2005 when the derivative was exercised in full.

For the nine months ended September 30, 2006, cash used in operations was $10.002 million while cash used for capital expenditures was $0.867 million.

See the attached financial highlights for the Company's third quarter ended September 30, 2006.

About MTI

MTI is primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, estimates of cash needs and sources; our ability to meet cash needs in the future; MTI Micro's plans under its strategic alliance agreements with its fuel refill partner and its consumer OEM; future prospects and applications for fuel cell systems; MTI's, MTI Micro's and MTI Instruments' future business prospects, technology and performance; the market potential for and progress MTI Micro is making in developing its Mobion® fuel cells; the significance of any contracts or grants that MTI Micro received or may receive; the timing or success of market entry by MTI Micro; MTI Micro's ability to meet its stated milestones on time, if at all; MTI, MTI Micro's and MTI Instruments' ability to increase or maintain sales into commercial, military and other governmental markets; the importance of any relationships we may have, and our ability to maintain those relationships going forward; MTI Micro's ability to produce products or prototypes consistent with any announced specifications or customer requirements, if at all; and the importance of any patents or codes and standards. All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements.  It is important to note that the Company's actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; Gillette's ability to terminate its agreements with MTI Micro prior to commercialization of DMFCs; Samsung's ability to terminate its agreement with MTI Micro; and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K and Quarterly Reports on Form 10-Q.

Financial Highlights
Balance Sheet Data:
(Dollars in Thousands)
	Sept. 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$ 6,939	$11,230
Securities available for sale	11,355	18,947
Accounts receivable, net	1,109	998
Other receivables - related parties	-	3
Inventories, net	1,213	1,058
Prepaid expenses and other current assets	669	451
Total Current Assets	21,285	32,687
Long Term Assets:
Property, plant and equipment, net	2,489	2,495
Deferred income taxes	3,432	6,085
Total Assets	$27,206	$41,267

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 443	$ 375
Accrued liabilities	2,502	1,672
Accrued liabilities - related parties	-	2
Income taxes payable	88	65
Deferred income taxes	3,432	6,108
Total Current Liabilities	6,465	8,222

Long-Term Liabilities:

Total Liabilities	6,465	8,222

Commitments and Contingencies
Minority interests	122	129

Shareholders' Equity	20,619	32,916
Total Liabilities and Shareholders' Equity	$27,206	$41,267

Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue	$ 1,693	$ 1,428	$ 4,906	$ 4,116
Funded research and development revenue	173	792	311	1,496
Total revenues	1,866	2,220	5,217	5,612
Operating costs and expenses:
Cost of product revenue	650	563	1,915	1,682
Research and product development expenses:
Funded research and product development	323	877	663	2,989
Unfunded research and product development	3,234	1,216	8,706	4,677
Total research and product development expenses	3,557	2,093	9,369	7,666
Selling, general and administrative expenses	1,859	2,187	7,695	7,729
Operating loss	(4,200)	(2,623)	(13,762)	(11,465)
Loss on derivatives	-	-	-	(10,407)
Gain on sale of securities available for sale	-	490	3,810	10,125
Other income, net	85	116	223	325
Loss before income taxes and minority interests	(4,115)	(2,017)	(9,729)	(11,422)
Income tax benefit (expense)	69	(145)	(1,544)	(408)
Minority interests in losses of consolidated subsidiary	368	253	942	1,074
Net loss	$(3,678)	$(1,909)	$(10,331)	$(10,756)

Loss per share (Basic and Diluted):
Loss per share	$ (0.12)	$ (0.06)	$ (0.33)	$ (0.35)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net cash used by operating activities	$ (2,878)	$ (2,740)	$ (10,002)	$ (10,418)
Purchases of property, plant and equipment	(354)	(269)	(867)	(721)
Net cash (used) provided by investing activities	(354)	399	4,550	1,248
Net cash provided by financing activities	251	65	1,161	207
(Decrease) in cash and cash equivalents	(2,981)	(2,276)	(4,291)	(8,963)
Cash and cash equivalents - beginning of period	9,920	15,858	11,230	22,545
Cash and cash equivalents - end of period	6,939	13,582	6,939	13,582

	As of
Other Information:	Sept. 30, 2006	Dec. 31, 2005

Shares held:

Plug Power Inc.	2,789,936	3,693,436